PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                     SAFE HARBOR COMPLIANCE STATEMENT FOR
                          FORWARD LOOKING STATEMENTS

MARKET RISKS AND OTHER BUSINESS FACTORS

In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Sections 77z 2 and 78u 5 (Supp. 1996), Congress encouraged public companies to make "forward looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward looking statements. PVAXX Corporation (the "Company") intends to qualify both its written and oral forward looking statements for protection under the Reform Act and any other similar safe harbor provisions.

"Forward looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward looking statements of the Company. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, the Company undertakes no obligation to update or revise forward looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

The Company provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward looking statements include the disclosures incorporated herein by reference and set forth in "Risk Factors" of Form SB-2, filed on October 16, 2001 with the Securities and Exchange Commission ("SEC") and also include the following:

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Technology Uncertainty and Lack of Market Acceptance

Although PVA-based polymers (like PVAXX(R)) and other polymers have been developed by various plastics manufacturing companies to replace conventional plastics, relatively limited research has been conducted in the expansion of PVA-based and other polymers to a wider range of products.

In 1999 and 2000, the Company commissioned market studies by PERA, Arthur Andersen and Thomson & Wilson. The purpose of these market studies was to assist the Company in pricing and evaluating potential markets for PVAXX(R). The results indicated that a significant market existed for a biodegradable polymer in PVAXX(R)'s price range. The Company has sold and shipped comparatively small orders to customers, who have the potential to buy significant quantities, for evaluation by those customers. However, there can be no guarantee that any of the customers currently evaluating PVAXX(R) will actually purchase any more PVAXX(R). Additionally, although Management believes that the Company has demonstrated in initial manufacturing trials that PVAXX(R) may be capable of being used to produce a broad range of products, PVA-based polymers are currently marketed for only a limited number of products.

PVAXX(R) (and other materials the Company may develop) is subject to the risks of failure inherent in the development and marketing of products based on innovative technologies. These risks include the possibilities that any or all of the proposed uses for PVAXX(R) may be found to be ineffective, or otherwise may fail to receive necessary regulatory clearances; that PVAXX(R), although effective, may be uneconomical to market; or that third parties may market superior or equivalent products. Currently, there is little acceptance of PVAXX(R) among manufacturers of plastics products for the production of large volumes. Consequently the Company does not expect to be able to realize significant revenues from the sale of PVAXX(R) in the short term. However, as a result of successful trials in the production of film and controlled dosage products, the Company anticipates having significant sales contracts in place before the end of calendar 2001.

The market for polymers such as PVAXX(R) is made up of companies which have significantly greater financial, technical and human resources and market products that are well-established and accepted, which may make our Company unable to compete in the marketplace.

There are many manufacturers of plastic polymers whose products are competitive with PVAXX in that they are currently being used by manufacturers of end-stage products. While PVAXX will provide an alternative raw material with significant environmental benefits, the products of our competitors are well entrenched. In addition, many of our competitors have significantly greater financial, technical and human resources than we do, which may diminish any competitive advantage that we may currently have over them. Currently, the company does not give samples of its products away. Rather it sells small quantities to manufacturers for their evaluation and testing. Our competitors may succeed in obtaining market acceptance for products more rapidly than we do in addition to having volume manufacturing efficiency and marketing capabilities, areas in which we have limited or no experience.

The primary source of competition for our PVAXX(R) product currently comes from suppliers of conventional non-degradable plastic products. The use of non-degradable products is well-established and accepted by both consumers and the industry, many of which may be indifferent to the benefits offered by our products. Many of our competitors who provide these non-degradable products have significantly greater financial, technical and human resources than we do. Changes in political and consumer emphasis on environmental factors in waste disposal could significantly harm our competitive position relative to these established solutions with respect to some of our products whose principal advantage is degradability. Such changes may be imminent in light of the current United States political climate, the unlikelihood of increased United States environmental regulation and the possibility of a reduction in United States environmental regulation.

In addition, many of our competitors have significantly greater financial, technical, and human resources than we do.

We are largely dependent on Henry Stevens, our President, and may not be able to continue to attract, retain and motivate highly skilled personnel.

Our success depends to a significant extent upon the continued service of Henry Stevens, our founder and President. Mr. Stevens has been intimately involved in the research and development of BioCompostable(TM) materials from the beginning. His loss of service to our Company could have a material adverse effect on our business or results of operations. Currently, Mr. Stevens is under contract with the Company through 2005. The Company seeks to mitigate the potential financial loss caused by death by insuring Mr. Stevens life for <pound-sterling>1,000,000 (about $1,400,000), however this amount may not be sufficient to discharge the Company's liabilities in the event of death.

Our operations and financial condition could also be adversely affected if any of our key personnel become incapacitated or otherwise unable to continue in, or devote adequate time to, their present roles, or if we are unable to attract and retain other skilled management personnel.

There can be no assurance that we will secure, or be able to protect any patents, trademarks or intellectual property.

On November 24, 2000, the Company received an International Preliminary Examination Report regarding International application No. PCT/GB99/02822, originally filed August 26, 1999 regarding its patent applications to protect different grades of PVAXX(R). Reasoned statements under Article 35(2) with regard to novelty, inventive step and industrial applicability were confirmed favorably by the International Preliminary Examining Authority on all claims asserted (1-30) in connection with the application as follows:

         Novelty                     Yes:             Claims     1-30
                                      No:             Claims        -
         Inventive step (IS)         Yes:             Claims     1-30
                                      No:             Claims        -
         Industrial applicability    Yes:             Claims     1-30
                                      No:             Claims        -

The Company through its wholly-owned subsidiary, PVAXX Technologies, Ltd.
was granted a UK patent (number GB2320456) on September 5, 2001 for its "Polymer processing method and tablet forming apparatus". The patent runs for 20 years from December 18, 1996, the original application date. The Company is also the holder of the rights to patents published under International Publication Numbers WO 98/26911 on June 25, 1998 for its "Polymer processing method and tablet-forming apparatus", and WO 00/12615 on March 9, 2000 for its different grades of PVAXX(R). Under reference number 0105092.1 for the U.K. and reference number PCT/GB01/00931 internationally, the Company has applied for protection for the patent of its "Capsule and capsule-forming method and apparatus" throughout the world.

The Company has received trademark protection for the name PVAXX(TM) effective from July 20, 2000, under reference number 2240024 in the United Kingdom and internationally, under the Madrid Agreement and Protocol of the Patent Co-operation Treaty, under reference number 750609.

There can be no assurance that existing or future patents or trademarks, if any, will adequately protect the Company. Also, there can be no assurances that any patent or trademark applications will result in issued patents or trademarks. In addition, there can be no assurances that the Company's patents or trademarks will be upheld, if challenged. The Company also faces the risk that competitors will develop similar or superior methods or products outside the protection of any patent issued to the Company. Although the Company believes that its current European patents and trademarks, potential United States patent and trademarks, as well as the Company's products, do not and will not infringe patents or trademarks or violate the proprietary rights of others, it is possible that the Company's existing patent or trademark rights may not be valid or that infringement of existing or future patents, trademarks or proprietary rights may occur. Failure to do any of the foregoing could have a material adverse effect upon the Company.

In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent or trademark infringement or proprietary rights violation action that may be brought against it. Moreover, if the Company's products infringe patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company.

We have experienced losses since inception, expect future losses and may not become profitable.

To date, we have experienced no significant revenues from the sale of our product and our plans to have significant sales contracts in place before the end of calendar 2001 may not materialize. We may not become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our early development stage may lead to potential fluctuations in quarterly operating results that could have a material adverse effect on business, prospects, financial condition and results of operations.

Our business and prospects must be considered along with the risks, expenses and difficulties frequently encountered by polymer manufacturing companies in their early stages of development. The risks we face include, but are not limited to:

(a) our product's performance;
(b) general economic conditions and economic conditions specific to the biodegradable plastics industry;
(c) our ability to manage rapid growth;
(d) our ability to anticipate and adapt to a developing market and unforeseen changes;
(e) developments in our strategic partners' activities and direction;
(f) our ability to retain and attract customers;
(g) the level of competition in the biodegradable plastics industry;
(h) our ability to upgrade and develop our product and infrastructure and attract new personnel in a timely and effective manner;
(i) the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and
(j) governmental regulation.

To address these risks, we must, among other things:
(a) implement and successfully execute our business strategy;
(b) continue to develop and upgrade our products and technology;
(c) provide superior customer service;
(d) respond to competitive developments;
(e) attract, retain and motivate qualified personnel; and
(f) meet the expectations of our strategic partners.

There can be no assurance that we will be successful in addressing suchrisks, and the failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.


Our Company does not have significant experience in international distribution that may negatively impact our alternative plan of operation and selling strategies.

Our Company intends to sell license the formula for PVAXX(R) to PVA manufacturers. If this plan is not successful, our Company will increase its production facilities, produce PVAXX(R) ourselves, and sell PVAXX(R) through an international distribution strategy. Our Company is currently utilizing Mitsui Plastics, an experienced international distribution company, to investigate potential market opportunities for PVAXX(R) in the U.S.A. Should our Company's license model fail, our Company would attempt to distribute PVAXX(R) through Mitsui Plastics. While our Company believes it would be able to utilize Mitsui Plastics as a distributor of PVAXX(R), there can be no guarantees that the Company will be able to secure their services or those of any other suitable distributor on terms favorable to the Company. Failure to secure a relationship with an international distributor could have an adverse affect on the Company's ability to successfully market PVAXX(R) and, ultimately, the Company's operations if the Company follows this alternative plan.


Our Company does not have significant experience in foreign currency and foreign exchange regulation that may adversely affect our results of operations.

Our Company intends, although there can be no assurance, to license the formula for PVAXX(R) throughout the world. We may be required to accomplish such transactions through the use of foreign currencies, directly or indirectly. We do not currently engage in currency exchange rate hedging transactions. To the extent, however, that our Company may engage in any such hedging transactions in the future, there can be no assurance that any currency hedging policies implemented by the Company in the future will be successful. As a result, fluctuations in exchange rates of the U.S. dollar, the Euro or British pound against foreign currencies could adversely affect our results of operations.


Our Company may experience significant risks relating to the use of foreign producers

The Company intends, although there can be no assurance, to arrange for the manufacture of PVAXX(R) by licensing the formula of PVAXX(R) to PVA manufacturers who may produce the product overseas. Alternatively, if the Company develops its own production facilities, these may be located in other countries. Such overseas manufacturing will be dependent upon foreign suppliers. The Company may not have contractual agreements with suppliers. Prices for and supply of those products may be adversely affected by changing economic conditions internationally. Without a contract setting a specific price or price range, fluctuations in price could reduce the Company's profit margin resulting in adverse effects to the Company's operations.

Our Company may also be subject to other risks associated with its international relationships, including tariff regulations and requirements for export licenses, unexpected changes in regulatory requirements, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In addition, the laws of certain countries may not protect our products and intellectual property rights to the same extent as the laws of the United States or the United Kingdom. There can be no assurance that such factors will not have a material adverse effect on our Company's future sales or licenses and, consequently, on the Company's business, prospects, results of operations or financial condition as a whole.


Our Company's indemnification of officers and directors may result in substantial expenditures by the Company

Our Articles of Incorporation provide for the indemnification of directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. We will also bear the expenses of such litigation for any directors, officers, employees, or agents, upon such person's promise to repay the Company therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company that it will be unable to recoup.


We may require additional capital in the future that may not be available.

Our future capital requirements will depend on many factors, including:
-   the cost of manufacturing scale-up;
-   the scope of market acceptance of our products
-   the timing of market acceptance of our products;
-   competing technological and market developments; and
-   the costs involved in filing, prosecuting and enforcing patent claims.

There is uncertainty as to our future profitability that may make it difficult for us to secure additional financing on acceptable terms, if we are able to secure additional financing at all. Insufficient funds may require us to delay, scale back or eliminate some or all of our activities or to obtain funds through arrangements with third parties that may require us to relinquish rights to some or all of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves.


Demand notes between the Company and affiliates may have an adverse impact on our financial condition.

The Company's Principal shareholder, Jumik Investments Inc ("Jumik"), holds an unsecured note, with interest accruing at 8%, obligating the Company to repay, upon demand, loans made by Jumik to the Company. As of March 31, 2001, the balance on this note was approximately $1,200,000. While Jumik does not currently intend to call the note due, there can be no assurances that it will not demand the note. A demand could have an adverse effect on the Company's financial condition. In addition, the plant & equipment used for the Company's research & development activities are leased from Jumik.

The Company's President, Henry Stevens, holds a non-interest bearing, unsecured demand note obligating the Company to pay, upon demand, his deferred salary. The current balance of this note, as of March 31, 2001, was $600,000. While Mr. Stevens does not currently intend to call the note due, there can be no assurances that he will not demand the note. A demand could have an adverse effect on the Company's financial condition.


The control of the Company by principal shareholders, officers and directors could impede its shareholders from having any ability to direct affairs and business.

Our principal shareholders, officers and directors will beneficially own approximately seventy-six percent (76%) of our Company's common stock. As a result, such persons will have the ability to control our Company and direct its affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing change in control of our Company.

Jumik Investments' ownership and Henry Stevens' control of preferred stock may adversely affect holders of common stock or delay or prevent corporate takeovers.

Our Articles of Incorporation provide that we may, from time to time, issue preferred stock in one or more series. The Articles of Incorporation authorize our Board of Directors to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The Board of Directors may authorize and issue Preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock.

Presently, Jumik Investments Inc ("Jumik") owns all of the issued and outstanding preferred stock. Mr. Stevens, the Company's President, holds a controlling interest in Jumik and, as such, controls the preferred stock.
Mr. Stevens control of the preferred stock could delay, defer or prevent a change in control of the Company, because the terms of preferred stock could potentially prohibit the Company's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

Our stock price will be potentially volatile and may impede our ability to secure equity financing or complete business combination transactions on terms favorable to the Company.

There has been no public market for our common stock. There can be no assurance that an active trading market will develop or be sustained. At a future date, provided a public market for the stock does develop, the market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products and/or services by the Company or its competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.

In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Significant fluctuations may impede our ability to secure equity financing or complete business combination transactions on favorable terms to the Company.

Required regulatory disclosure relating to low-priced stocks may negatively impact liquidity in our common stock.

While the initial offering price is approximately $10.00, there may be downward pressure due to lack of demand for the Company's stock or from the Selling Shareholders. Should the trading price of the common stock drop to less than US$5.00 per share, trading in the common stock in the US secondary market would be subject to certain rules promulgated under the Securities Exchange Act of 1934, which rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-NASDAQ equity security that has a market price of less than US$5.00 per share, subject to certain exceptions).

Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale.

The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity and the ability of stockholders to sell the common stock in the US secondary market.

Current prospectus and state blue sky requirements may impede our ability to offer common stock in certain jurisdictions.

We will be able to issue shares of its common stock only if there is then a current prospectus relating to such common stock and only if such common stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the common stock reside. We have undertaken and intend to file and keep current a prospectus that will permit the purchase and sale of the common stock, but there can be no assurance that we will be able to do so.

Although we intend to seek to qualify for sale the shares of common stock in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The common stock may be deprived of any value and the market for such shares may be limited if a current prospectus covering the common stock is not kept effective or if such common stock is not qualified or exempt from qualification in the jurisdictions in which the holders then reside.